UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2010
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17190 Bernardo Center Drive San Diego, California	92128

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 485-9840
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On March 31, 2010, BioMed Realty, L.P., the operating partnership subsidiary of BioMed Realty Trust, Inc. (the “Company”), entered into a first amendment (the “Amendment”) to the Company’s first amended and restated secured term loan agreement with KeyBank National Association, as administrative agent, and certain other lenders (the “Term Loan”).
In connection with the Amendment, the Company voluntarily prepaid $100.0 million of the $250.0 million previously outstanding under the Term Loan, reducing the outstanding balance under the Term Loan to $150.0 million. The Amendment reduced the total availability under the Term Loan to $150.0 million, corresponding to the current outstanding balance, and amended the terms of the Term Loan to, among other things, release certain of the Company’s subject properties which were pledged as security under the Term Loan as a result of the partial prepayment, and provide revised conditions for the sale and release of other subject properties. The Company made the partial prepayment by utilizing existing capacity under its $720.0 million unsecured line of credit. At December 31, 2009, the Company’s unsecured line of credit bore interest at a rate of LIBOR plus a spread of 110 basis points, and the Company’s Term Loan bore interest at a rate of LIBOR plus a spread of 165 basis points.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as an exhibit to this report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	First Amendment to First Amended and Restated Secured Term Loan Agreement, dated as of March 31, 2010, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2010	BIOMED REALTY TRUST, INC.
	By:	/s/ KENT GRIFFIN
		Name:	Kent Griffin
		Title:	President, Chief Operating Officer and Chief Financial Officer